NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Yvonne “Rie” Atkinson
410-768-8857 (office)
ratkinson@bogb.net

Glen Burnie Bancorp Announces 2009 4Q and Year End Earnings

GLEN BURNIE, MD (February 25, 2010) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year end earnings for 2009.

Net income for the year ended December 31, 2009 was $1,262,462 or $0.46 per basic and diluted earnings per share as compared to net income of $403,962 or $0.14 per basic and diluted earnings per share in 2008.  Included in the 2009 figure are a $1,297,000 increase in provisions for the loan loss reserve and an increase in FDIC assessments of $514,000 over 2008.  Included in the 2008 figure are the $2,816,000 charge taken on the Fannie Mae and Freddie Mac preferred stock loss, the $1,110,000 tax benefit arising from that loss, and a $1,146,000 provision for loan loss reserve.  Net interest income after provisions for credit losses for the year ended December 31, 2009 was $9,658,811 as compared to $10,776,354 in 2008.  Assets as of December 31, 2009 were $353,396,697 as compared to $332,502,215 as of December 31, 2008.

For the quarter ended December 31, 2009, the company realized a net loss of $210,000 or $0.08 per basic and diluted loss per share as compared to net income of $1,382,000 or $0.47 basic and diluted earnings per share for the same period in 2008.  Included in the 2009 figure are an increase of $1,047,000 in provisions for loan loss reserve and a $308,000 increase in FDIC assessments over the comparable 2008 quarter.  Included in the 2008 figure are a $1,110,000 tax benefit arising from the $2,816,000 charge taken in the third quarter of 2008 on the company’s investments in three series of preferred stock issued by Fannie Mae and Freddie Mac, as required by accounting rules, and a $700,000 provision for loan loss reserve.  Net interest income after provisions for credit losses for the fourth quarter of 2009 was $1,356,000 compared to $2,243,000 for the same three-month period in 2008.

2009 Performance Highlights:
•	6.28% growth in total assets without TARP money
•	0.32% growth in net loans
•	1.84 % average delinquency rate

-more-

Glen Burnie Bancorp – page 2
2009 4Q and Year End Earnings

Michael G. Livingston, President and Chief Executive Officer, stated “We are pleased to announce our year end profits given the challenges of increased FDIC assessments and funding of our loan loss reserves primarily due to declining real estate values.” Mr. Livingston added “These positive results allowed us to maintain our regular dividend payout last year.”

Glen Burnie Bancorp declared four regular dividends in 2009, totaling forty cents (0.40) per common share.

The Bank of Glen Burnie® has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for 37 consecutive quarters.  This distinction denotes the highest level of strength, safety and performance attainable.  The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $350 million.  Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County.  www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.  For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands)

	(unaudited)	(audited)
	December	December
	31, 2009	31, 2008
Assets

Cash and due from banks	$6,994	$6,960
Interest bearing deposits	3,748	7,884
Federal funds sold	691	6,394
Investment securities	84,463	57,949
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	235,883	235,133
Premises and equipment at cost, net of accumulated depreciation	4,121	3,099
Other real estate owned	25	550
Other assets	17,317	14,378
Total assets	$353,397	$332,502

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$294,358	$269,768
Short-term borrowings	81	630
Long-term borrowings	27,034	27,072
Junior subordinated debentures owed to unconsolidated
subsidiary trust	5,155	5,155
Other liabilities	1,619	1,969
Total liabilities	328,247	304,594

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding December 31, 2009 2,683,015;
December 31, 2008 2,967,727 shares	2,683	2,968
Surplus	9,191	11,568
Retained earnings	14,312	14,129
Accumulated other comprehensive loss, net of tax benefits	(1,036)	(757)

Total stockholders' equity	25,150	27,908

Total liabilities and stockholders' equity	$353,397	$332,502

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	(unaudited)	(audited)	(unaudited)	(audited)
	December	December	December	December
	31, 2009	31, 2008	31, 2009	31, 2008

Interest income on
Loans, including fees	$3,819	$3,814	$15,249	$14,456
U.S. Government agency securities	473	390	1,854	1,962
State and municipal securities	329	338	1,308	1,411
Other	52	62	233	347
Total interest income	4,673	4,604	18,644	18,176

Interest expense on
Deposits	1,168	1,258	4,937	4,780
Junior subordinated debentures	137	136	547	546
Long-term borrowings	265	266	1,058	877
Short-term borrowings	-	1	-	51
Total interest expense	1,570	1,661	6,542	6,254

Net interest income	3,103	2,943	12,102	11,922

Provision for credit losses	1,747	700	2,443	1,146

Net interest income after provision for credit losses	1,356	2,243	9,659	10,776

Other income
Service charges on deposit accounts	177	183	694	737
Other fees and commissions	218	208	827	860
Other non-interest income	1	1	(10)	(10)
Income on life insurance	63	70	268	273
Gains on investment securities	402	50	586	191
Total other income	861	512	2,365	2,051

Other expenses
Salaries and employee benefits	1,563	1,435	6,296	6,219
Impairment of securities	47	-	77	2,816
Occupancy	198	228	871	904
Other expenses	1,108	820	3,751	3,163
Total other expenses	2,916	2,483	10,995	13,102

(Loss) income before income taxes	(699)	272	1,029	(275)

Income tax benefit	(489)	(1,110)	(233)	(679)

Net (loss) income	$(210)	$1,382	$1,262	$404

Net (loss) income per share of common stock	$(0.08)	$0.47	$0.46	$0.14

Weighted-average shares of common stock outstanding	2,678,560	2,967,580	2,734,524	2,981,124